Exhibit 99.2

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:
November 27, 2013	Kristina Waugh
kristina.r.waugh@centurylink.com

CENTURYLINK COMPLETES DEBT OFFERING AND INITIAL SETTLEMENT OF QWEST COMMUNICATIONS DEBT TENDER OFFER, AND ISSUES NOTICE OF REDEMPTION OF ALL REMAINING QWEST COMMUNICATIONS NOTES DUE 2018

MONROE, La. – CenturyLink, Inc. (NYSE: CTL) and its wholly-owned subsidiary, Qwest Communications International Inc. (“Qwest Communications”), announced today:

•	the completion of CenturyLink’s previously-announced public offering of senior debt securities,
•	the early tender results and initial settlement of Qwest Communications’ previously-announced debt tender offer (the “Tender Offer”), and
•	Qwest Communications’ issuance of a notice of redemption of all outstanding Qwest Communications Notes due 2018 that remain outstanding.

CenturyLink Debt Offering

CenturyLink has completed today a public offering of $750 million aggregate principal amount of its 6.75% Senior Notes due 2023 (the “Senior Notes”). The proceeds from the debt offering have been or will be used, together with available cash or borrowings under CenturyLink’s revolving credit facility, to (i) repurchase all of Qwest Communications’ 7.125% Notes due 2018 (the “2018 Notes”) validly tendered pursuant to Qwest Communications’ Tender Offer and to redeem any 2018 Notes not validly tendered pursuant to the Tender Offer; and (ii) pay accrued interest payable on the 2018 Notes repurchased or redeemed under these transactions and all related fees and expenses.

Qwest Communications Tender Offer

As of 5:00 p.m., New York City time, on November 26, 2013 (the “Early Tender Time”), approximately $614,183,000 aggregate principal amount of the outstanding 2018 Notes (representing 76.77% of the outstanding 2018 Notes) had been validly tendered. Concurrently with today’s closing of the debt offering, Qwest Communications repurchased in accordance with the Tender Offer all of those 2018 Notes that were validly tendered prior to the Early Tender Time.

Holders of 2018 Notes who validly tendered and did not validly withdraw their 2018 Notes prior to the Early Tender Time received the total consideration of $1,040 per $1,000 principal amount of the 2018 Notes, which included a supplemental cash payment of $30 for each $1,000 principal amount of tendered 2018 Notes (the “Early Tender Premium”), plus accrued and unpaid interest relating to such purchased 2018 Notes up to, but not including, today.

The Tender Offer will expire at 12:00 midnight, New York City time, on December 12, 2013, unless the Tender Offer is extended or earlier terminated (the “Expiration Date”). Under the terms of the Tender Offer, holders of 2018 Notes who properly tender after the Early Tender Time but on or prior to the Expiration Date, and whose 2018 Notes are accepted for purchase, will be eligible to receive the tender offer consideration of $1,010 per $1,000 principal amount of the 2018 Notes, which equals the total consideration less the Early Tender Premium, plus any accrued and unpaid interest relating to such purchased 2018 Notes up to, but not including, the final settlement date, which is expected to be December 13, 2013. Subject to certain limited exceptions, 2018 Notes tendered could only be withdrawn prior to the Early Tender Time.

Redemption of 2018 Notes

Qwest Communications also today called for redemption all of the 2018 Notes that remain outstanding after the completion of the Tender Offer at a price equal to $1,035.63 per $1,000 principal amount of notes redeemed, plus accrued and unpaid interest payable thereon up to, but not including, the redemption date. Redemption of the remaining 2018 Notes is expected to occur on December 27, 2013.

This press release is neither an offer to purchase, nor a solicitation of an offer to sell, any securities. Qwest Communications is making the Tender Offer only by, and pursuant to the terms and conditions of, the Offer to Purchase. The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase and related letter of transmittal previously furnished to holders of 2018 Notes. Holders are urged to read the tender offer documents carefully when they become available. Copies of these documents may be obtained from the information agent for the Offer, D.F. King & Co., Inc., at (800) 659-5550 (US toll-free) and (212) 269-5550 (collect) or from the dealer managers, Wells Fargo Securities, LLC at (866) 309-6316 (US toll-free) and (704) 410-4760 (collect), BofA Merrill Lynch at (888) 292-0070 (US toll-free) and (980) 388-3646 (collect), Morgan Stanley & Co. LLC at (800) 624-1808 (US toll-free) and (212) 761-1057 (collect) and RBC Capital Markets, LLC at (877) 381-2099 (US toll-free) and (212) 618-7822 (collect).

About CenturyLink

CenturyLink is the third largest telecommunications company in the United States and is recognized as a leader in the network services market by technology industry analyst firms. The company is a global leader in cloud infrastructure and hosted IT solutions for enterprise customers. CenturyLink provides data, voice and managed services in local, national and select international markets through its high-quality advanced fiber optic network and multiple data centers for businesses and consumers. The company also offers advanced entertainment services under the CenturyLink® Prism™ TV and DIRECTV brands. Headquartered in Monroe, La., CenturyLink is an S&P 500 company and is included among the Fortune 500 list of America’s largest corporations. For more information, visit www.centurylink.com.

Forward Looking Statements

This press release includes certain forward-looking statements, estimates and projections that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of CenturyLink and Qwest Communications. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to the possibility that corporate developments could preclude, impair or delay any of the above-described transactions due to restrictions under the federal securities laws; changes in the terms or availability of CenturyLink’s credit facility; changes in the credit ratings of CenturyLink or its affiliates; changes in CenturyLink’s or Qwest Communications’ cash requirements, financial position, financing plans or investment plans; changes in general market, economic, tax, regulatory or industry conditions that impact the ability or willingness of CenturyLink or Qwest Communications to consummate any of the above-described transactions on the terms described above or at all; the continued access of CenturyLink and its affiliates to credit markets on favorable terms; and other risks referenced from time to time in CenturyLink’s and Qwest Communications’ filings with the Securities and Exchange Commission. You should be aware that new factors may emerge from time to time and it is not possible for CenturyLink to identify all such factors, nor can CenturyLink predict the impact of each such factor on its plans, or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements. You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Neither CenturyLink nor Qwest Communications undertakes any obligation to update any of its forward-looking statements for any reason.